Exhibit 10.1

Via E-Mail

April 29, 2016

Ms. Andreea Paraschivoiu

80 Riverside Blvd.

Apt. 10K

New York, NY 10069

Dear Andreea:

We are pleased to offer you the position of Chief Financial Officer with Voltari Corporation (the “Company”) at a semi-monthly salary of $8,333.34 (annualized at $200,000 for a full 365-day year). Your employment is expected to begin on or around May 9, 2016 on a part-time basis until July 1, 2016, at which time you will employed on a full-time basis. While you are working part-time, your salary will be reduced proportionately to your time worked. You will receive your first semi-monthly paycheck on Tuesday, May 31, 2016.

You may be eligible for a bonus, which is discretionary as determined by the Company’s Board of Directors in their sole and absolute discretion. Bonus payments are usually made in the first quarter for the following year. To be eligible for a bonus payment, you must be an active employee on the date the bonus is paid. All of your compensation is subject to deductions as required by law.

You will be eligible to participate in our Paid Time Off (PTO) program which provides staff members with paid time away from work for vacation, personal time, personal or family illness, personal religious holidays, weather-related absences when the office has not been closed, or other personal reasons. Eligibility for PTO begins after 30 days of employment and is initially provided on an accrual basis with each pay period at a rate of 5.23 hours per pay period (17 days annualized). PTO accruals will increase as years of service increase, and unused PTO balances may be carried over from year to year or cashed out based on the maximum annual accrual allowed. The Company reserves the right to add, change or terminate benefits at any time including, but not limited to, the PTO program set forth above.

As a condition of your initial and continued employment with the Company, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers, and employees. You further agree that during and after your employment you will not disparage, verbally or in writing, anyone in the Company or any of its affiliates or subsidiaries, including any of their respective owners, members, directors, managers, or employees, and their family members. You must sign and return the attached confidentiality policy to reflect your agreement. Nothing in this offer of employment prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures.

Ms. Andreea Paraschivoio

April 29, 2016

Page two

In addition, you must first clear the Company’s background investigation and drug test, and sign and return the attached confidentiality agreement. A Company representative will contact you shortly regarding the background investigation and drug testing processes.

At the appropriate time, you will be expected to execute certain employment documents (such as confidentiality and insider trading policies).

This letter does not constitute an employment agreement or contract. You understand that your employment is “at will” and can be terminated, with or without cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing. Your employment will be subject to other policies, terms, and conditions that may be established or modified by the Company from time to time.

If you have any questions on this offer, please feel free to contact me. We look forward to your joining our team! Please let us know by May 3rd, 2016 if you plan to do so as set forth in this letter.

Very truly yours,

/s/ Ken Goldmann

Ken Goldmann

Chief Administrative & Accounting Officer

Acknowledged:

/s/ Andreea Paraschiviou

Andreea Paraschivoiu

4/30/2016

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